                                                                   EXHIBIT 11
                                                                     FOR 10 Q
THE LOEWEN GROUP INC.

COMPUTATION OF PER SHARE EARNINGS
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS

                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                           SEPTEMBER 30            SEPTEMBER 30
                                        -------------------    -------------------
                                         1999        1998        1999        1998
                                        -------    --------    ---------    -------
BASIC
  Net earnings (loss)                   $ 1,916    $(32,438)   $ (96,487)   $ 7,843
  Less: Preferred share dividends             0       2,173        3,686      6,766
                                        -------    --------    ---------    -------
  Net earnings (loss) attributable
    to Common shareholders                1,916     (34,611)    (100,173)     1,077
                                        -------    --------    ---------    -------
                                        -------    --------    ---------    -------
  Weighted average shares
    outstanding                          74,145      74,019       74,103     73,967

  Basic earnings (loss) per share       $  0.03    $  (0.47)   $   (1.35)   $  0.01
                                        -------    --------    ---------    -------
                                        -------    --------    ---------    -------

FULLY DILUTED
  Net earnings (loss) attributable
    to Common shareholders              $ 1,916    $(34,611)   $(100,173)   $ 1,077
  Add: imputed earnings from
    dilutive options, net of tax
    effect                                    0           0            0          0
                                        -------    --------    ---------    -------
  Fully diluted net earnings (loss)     $ 1,916    $(34,611)   $(100,173)   $ 1,077
                                        -------    --------    ---------    -------
                                        -------    --------    ---------    -------

  Weighted average shares outstanding    74,145      74,019       74,103     73,967
  Shares issuable upon assumed
    conversion of dilutive options        5,160           0            0        620
                                        -------    --------    ---------    -------
  Fully diluted shares                   79,305      74,019       74,103     74,587
                                        -------    --------    ---------    -------
                                        -------    --------    ---------    -------

  Fully diluted earnings (loss)
    per share                           $  0.02    $  (0.47)   $   (1.35)   $  0.01
                                        -------    --------    ---------    -------
                                        -------    --------    ---------    -------